                                                                    EXHIBIT 10.6

                        TAX ALLOCATION AGREEMENT BETWEEN
                       BAC AND BA MERCHANT SERVICES, INC.


     This Tax Allocation Agreement ("Agreement"), made this 3rd day of December 1996, by and between BankAmerica Corporation ("BAC") and BA Merchant Services, Inc. ("BAMSI").

     Whereas, a consolidated U.S. federal income tax return ("Consolidated Return") is filed which includes BAC and all domestic, Canadian and certain Mexican subsidiaries ("Consolidated Group"). BAC will include BAMSI in its consolidated federal income tax return relating to periods during which the members of the Consolidated Group own 80 percent of the voting power and 80 percent of the value of the stock of BAMSI within the meaning of section 1504 of the Internal Revenue Code.

     Whereas, consolidated, combined, joint or unitary income tax and franchise tax returns on income ("Combined Returns") are also filed, as required by certain state and local jurisdictions, including California.

     Whereas, certain direct and indirect subsidiaries of BAC join in filing Consolidated and/or Combined Returns (the "BAC Group")

     Whereas, there will be periods during which BAMSI will join BAC in filing either Consolidated or Combined Returns or both ("Affiliation Periods").

     Whereas, BAMSI anticipates that it will sell 14,000,000 shares of its Class A Common Stock to the public in an initial public offering (the "IPO") (16,100,000 if the underwriters exercise their over-allotment option) and that as a result, BAMSI will thereafter cease to be included in the Consolidated Group (although BAMSI may continue to be included in certain Combined Returns);

     Whereas, the parties wish to set forth in this Agreement the agreement between BAC and BAMSI with respect to the allocation and settlement of the federal, state and local taxes of the BAC Group and the agreement between BAC and BAMSI with respect to the resolution of tax controversies;

     Now, therefore, in consideration of the mutual covenants contained herein, the parties agree as follows:
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1.   Filing of Returns
     -----------------

     With respect to each Affiliation Period, BAC shall file, and BAMSI shall agree to join in the filing of, Consolidated Returns and/or Combined Returns on behalf of the BAC Group. BAMSI shall execute and file such consents, elections and other documents as BAC reasonably requests with respect to the filing of the BAC Group's Consolidated and Combined Returns and shall timely provide to BAC such information as may be necessary for the filing of such returns or for the determination of amounts due under this Agreement. BAMSI acknowledges and agrees that the rights conferred upon BAC in connection with the filing of the BAC Group's returns include, without limitation, the right to reasonably determine the allocation of income (or loss) of BAC and BAMSI between the last Affiliation Period and the next taxable period (including the allocation of tax liability with respect to the date of the IPO). BAMSI shall file all required federal, state, local and foreign tax returns with respect to all periods for which BAMSI is not includible on a return of BAC, and BAMSI shall be responsible for the payment of all taxes in connection therewith. BAMSI shall file any such tax returns in a manner consistent with the manner in which BAC filed its returns for Affiliation Periods (except as required by law or to the extent any inconsistency would not adversely affect the returns of the BAC Group).

     For purposes of any Affiliation Period and any taxable period for which BAMSI is included in any Consolidated Return or any Combined Returns, BAC and BAMSI will settle taxes on income in the manner described below. BAC and BAMSI will use the same settlement procedure for payments made between BAC and BAMSI after BAMSI ceases to be a member of the BAC Group, which are attributable to adjustments made to Affiliation Periods.

2.   Allocation and Settlement of U.S. Federal Consolidated and Combined State
     -------------------------------------------------------------------------
     Income Taxes
     ------------

     BAMSI will determine and settle its share of the Consolidated/Combined income taxes based upon income taxes currently payable on a separate return basis as modified below.

     BAMSI will receive tax payments in the current year for its net operating loss, its net capital loss, and its excess foreign tax credits and general business credits (hereinafter referred to as "Tax Benefit Items"), as computed on a separate return basis, provided these Tax Benefit Items can be carried back on a separate return basis.

     If BAMSI's Tax Benefit Items cannot be carried back on a separate return basis, but are utilized in the Consolidated/Combined Returns, BAMSI will receive a tax payment equal to the reduction of the Consolidated/Combined tax liability relating to the utilization of BAMSI's Tax Benefit Items.

                                                                              2.
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     If more than one corporation has Tax Benefit Items which cannot be carried back on a separate return basis and the full amount of such items are not utilized in the Consolidated/Combined Returns, each corporation receives a pro-rata tax payment equal to the reduction of the Consolidated/Combined tax liability relating to the utilization of the corporation's Tax Benefit Items. Any such Tax Benefit Items not utilized in the Consolidated/Combined Return are carried forward. The specific ordering rules prescribed by the taxing authorities are applied in computing the utilization of Tax Benefit Items.

     Tax Benefit Items utilized in the Consolidated/Combined Returns for which a tax payment was received by BAMSI will be excluded from the computation of BAMSI's tax liability on a separate return basis for any succeeding year.

3.   Controlled Group Tax Benefits
     -----------------------------

     Controlled group tax items, including apportionment of rate brackets, minimum tax exemption, environmental tax exemption, and other similar items, are determined on a Consolidated/Combined basis. The controlled group tax items are allocated to each corporation in the BAC Group on an equitable and consistent basis if such items are claimed on a Consolidated/Combined return.

4.   Alternative Minimum Tax ("AMT") and Alternative Minimum Tax Credit ("AMTC")
     ---------------------------------------------------------------------------

     AMT is determined on a Consolidated/Combined basis and allocated to each corporation on an equitable and consistent basis. The allocation is based upon each corporation's tax preferences, tax adjustments and other items causing the AMT in the Consolidated/Combined return. AMT is not allocated to any corporation that does not have any tax preferences, positive tax adjustment items or other items causing AMT. The total amount of AMT allocated to each corporation cannot exceed the Consolidated AMT and the Combined AMT, for any given state, in any tax year.

     In future years, as any Consolidated/Combined return AMTC is utilized, AMTC is allocated to each corporation on an equitable and consistent basis. This allocation is based upon the amount of AMT that had been previously allocated to each corporation. To the extent that AMTC would otherwise be allocated to BAMSI, if BAMSI had not left the BAC Group, due to an allocation of AMT to BAMSI during an Affiliation Period, BAMSI shall be entitled to a payment from BAC in an amount equivalent to such AMTC. The total amount of AMTC allocated to each corporation cannot exceed the consolidated AMTC claimed in any tax year.

                                                                              3.
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5.   Combined State and Local Income and Franchise Taxes on Income
     -------------------------------------------------------------

     The tax liability of Combined Returns is calculated by applying BAMSI's apportionment factors, as computed on a separate return basis, to BAMSI's separate return taxable income using the tax accounting method applicable to the state or local tax jurisdictions.

6.   Tax Settlement Payments
     -----------------------

     In addition to settlements required by paragraphs 7 and 8, tax settlement payments between BAC and BAMSI are made as follows:

     (a) BAMSI will pay or receive its current year estimated tax liability or refund, as computed on a separate return basis, at the respective quarterly installment due dates, including the original return due date.

     (b) BAMSI will pay BAC the amount of taxes or receive tax overpayments, as computed on a separate return basis, (less previous settlements, if any) on the extended due dates of the Consolidated/Combined Returns.

     (c) BAMSI will receive a refund from BAC in the current
Consolidated/Combined year of previously paid taxes for Tax Benefit Items that can be carried back on a separate return basis.

     (d) BAMSI will receive a payment from BAC in the current year for the reduction in the Consolidated/Combined tax liability that results from the utilization of its Tax Benefit Items not utilized previously on a separate or Consolidated/Combined basis.

     (e) Federal and Combined taxes attributable to or from each foreign subsidiary or branch of BAMSI will be settled directly with BAMSI.

     (f) BAMSI will settle all taxes of separately filed tax returns directly with the individual tax jurisdictions.

7.   Restructuring Taxes
     -------------------

     Notwithstanding any other provision of this agreement, any amount payable with respect to Restructuring Taxes and any related costs imposed upon any member of the BAC Group shall be allocated in the year determined between the BAC Group and BAMSI in accordance with Schedule A. "Restructuring Taxes" shall mean any taxes resulting from transactions contemplated by the transfer of assets to BAMSI by other BAC Group members or the

                                                                              4.
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assumption by BAMSI of liabilities of such other BAC Group members in connection with such transfers.

8.   Subsequent Return Adjustments
     -----------------------------

     In the event the Consolidated or Combined Returns are amended or adjusted (whether by reason of the filing of an amended return, a claim for refund, or otherwise) the liability of BAMSI will be redetermined, adjusted and settled on a separate return basis consistent with the above provisions.

     In the event the Consolidated or Combined tax liability is redetermined or adjusted pursuant to an audit or challenge by the taxing authorities, or if a voluntary tax payment is made to limit the accrual of interest on audit issues, the tax liability of BAMSI will be redetermined, adjusted and settled, as appropriate. Payments reflecting such redeterminations or adjustments shall be made when (a) a settlement (evidenced in writing or by the payment of taxes) is entered into with the taxing authority, (b) a decision of a court having jurisdiction in the matter becomes final and is not subject to appeal, or (c) BAC makes a voluntary tax payment on behalf of the BAC Group with respect to the Consolidated or Combined Returns.

     BAC may allocate the liability for any redetermination or adjustment on a tentative basis among the member corporations and BAMSI in accordance with its estimate of each corporation's liability on a separate return basis. The tentative allocations will be revised and settled when return adjustments are finalized.

9.   Penalties and Interest
     ----------------------

     If penalties or interest are imposed by the taxing authorities, or if a voluntary interest payment is made, the payment is allocated to and made by each responsible corporation. If any interest from the taxing authorities is received by BAC or its subsidiaries included in the Consolidated or Combined Returns, such interest shall be allocated and refunded to the attributable corporation.

10.  Billing
     -------

     The Tax Department of Bank of America NT&SA determines the tax settlements and provides written notification of the tax payments and refunds at the respective installment due dates for estimated tax payments and at the original and extended due dates of the Consolidated/Combined Returns.

     In addition, written notification of any tax payment or overpayment for adjustments reflected in amended returns and tax audits and of any Restructuring Taxes will also be provided by the Tax Department, as appropriate.

                                                                              5.
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     Payments of income taxes, penalties and interest are payable within thirty
(30) days of billing. If payment is not made within the thirty-day period, interest is charged from the date of billing to the date of payment. Interest accrues on the late payment at the same rate used by the taxing authorities on late payments during such period.

11.  Determinations and Disputes
     ---------------------------

     Subject to section 12 of this Agreement, in the event that any dispute must be settled under this Agreement, the parties hereto agree to submit the issue in writing to the Tax Advisory Committee ("Committee") for its review and recommendation, with the final decision to be made by the Chief Accounting Officer. The Committee consists of the Director of Tax and representatives from Corporate Finance and Corporate Treasury. The Committee shall permit a representative of BAMSI to participate in the review as appropriate. In the event that reasonable mutual satisfaction cannot be reached between BAC and BAMSI with respect to a final decision of the Chief Accounting Officer, the dispute may be submitted to arbitration as described below.

     Any dispute, controversy or claim between BAC and BAMSI arising out of or relating to this Agreement, or any agreements or instruments relating hereto or delivered in connection herewith, will be resolved by arbitration conducted in San Francisco, California under the auspices and according to the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be conducted in accordance with the United States Arbitration Act (Title 9, U.S. Code), notwithstanding any choice of law provision in this Agreement.

12.  Procedural Matters
     ------------------

     (a) To the extent that BAMSI remains part of the Consolidated Return for federal income tax purposes or part of a Combined Return, the Tax Department will prepare and file Consolidated and Combined Returns, along with any other documents or statements that are required to be filed with the taxing authorities for the U.S. federal, state or local purposes, related to Consolidated and Combined Returns. In its sole discretion, with respect to any Consolidated/Combined Return which it has filed or will file, BAC has the right to

          (i)  Determine:

               1) The manner in which such returns, documents or statements are prepared and filed including, without limitation, the manner in which any item of income gain, loss, deduction or credit shall be reported;

               2) The manner in which the Consolidated or Combined tax liability will be allocated for the purpose of

                                                                              6.
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determining the taxable earnings and profits of each corporation;

               3)   Whether any extensions may be requested; and

               4) The elections that are made by any corporation included in BAC's Consolidated/Combined Returns.

          (ii) Except as otherwise expressly provided in (b) and (c), contest, compromise or settle any adjustment or deficiency proposed, asserted or assessed as a result of any audit of such returns by the taxing authorities;

          (iii) File, prosecute, compromise or settle any claim for refund; and

          (iv) Determine whether any refunds to which BAC and its subsidiaries may be entitled are paid by way of refund or credited against the tax liability of BAC and its subsidiaries.

     Without limiting its rights and obligations, BAMSI hereby irrevocably appoints BAC as its agent and attorney-in-fact to take such action (including the execution of documents) as BAC may deem appropriate to effect the foregoing.

     Filing positions taken in the Consolidated/Combined Returns may adversely impact the computation of separate return tax liabilities of certain corporations. Accordingly, the Tax Department will calculate each corporation's separate return tax liability or refund using the different filing basis that would be available to the corporation had it filed a separate return, if it results in a material difference in computing the corporation's separate tax liability.

     (b) If any party receives notice of a tax examination, audit or challenge involving amounts subject to this Agreement, such party shall timely notify the other party of the information and shall provide the other party with a written copy of any relevant letters, forms or schedules received from any taxing authority or otherwise in its possession and shall provide notice and information relating to all material proceedings in connection therewith. In any audit conference or other proceeding with any taxing authority or in any judicial proceedings concerning the determination of the tax liabilities of the BAC Group or any of its members, including BAMSI, the BAC Group and each of its members shall be represented by persons selected by BAC, except that BAMSI shall select its own representative; provided however, the settlement and terms of settlement of any issues relating to such audits shall be in the sole discretion of BAC. In the event that BAMSI can show, by clear and convincing evidence, that any such settlement or the terms of such settlement unreasonably and adversely affects BAMSI, the resulting dispute between BAC and BAMSI may be submitted to arbitration as described above in Section 11.

                                                                              7.
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     BAC shall have the right to review BAMSI's separate returns and records relating thereto with respect to issues which are relevant for BAC's returns. Such access shall be provided on a reasonable basis. BAC shall have a right to participate in audits of BAMSI's separate returns with respect to issues which are relevant for BAC's returns; provided however, the settlement and terms of settlement of any issues relating to such audits shall be in the sole discretion of BAMSI. In the event that BAC can show, by clear and convincing evidence, that such settlement or the terms of such settlement unreasonably and adversely affect BAC, the resulting dispute between BAC and BAMSI may be submitted to arbitration as described above in Section 11.

     (c) Notwithstanding (b), so long as any proposed deficiency solely involves a tax issue of BAMSI, BAC shall contest such issue to the extent requested in writing by BAMSI and shall permit BAMSI, at BAMSI's expense, to participate in all conferences and meetings with taxing authorities with respect to the issue; provided, however, that if (and so long as) the controversy also involves a tax issue of BAC or member of the BAC Group other than BAMSI (whether for the taxable year in question or another taxable year), BAC shall be entitled to the choice of forum for the proceedings and shall have the right to make any decision as to settlement of the contest or any issue; further, in no event shall BAC be required to take any action requested by BAMSI unless and until (i) BAMSI shall have given BAC an indemnity in a form satisfactory to BAC for any liability, expense or loss arising out of or relating to BAMSI issues involved in the dispute or contest (including, without limitation, all out-of-pocket expenses solely of BAMSI (including internal computation costs of BAC Group employees), costs, losses, reasonable disbursements, penalties, interest and additions to tax relating to such issues, but excluding any expense of BAC incurred for the purpose of monitoring the BAMSI issues) and (ii) if such contest is to be conducted in a manner requiring payment of a proposed tax deficiency, BAMSI shall have advanced to BAC on an interest-free basis an amount attributable to the issue, together with any required interest or penalties.

13.  Termination
     -----------

     This Agreement between BAC and BAMSI shall terminate if BAC and BAMSI agree, in writing, to terminate this Agreement. In addition, BAC shall have the right to terminate this Agreement at any time upon 30 days' prior written notice to BAMSI, if BAC and its affiliates beneficially own less than a majority of the voting power of the outstanding common stock of BAMSI.

     With respect to BAC and BAMSI, notwithstanding the termination of this Agreement, the provisions herein remain in effect for any tax year in which Consolidated/Combined Returns have been filed.

                                                                              8.

     Upon the departure of BAMSI from the BAC Group, BAC will pay BAMSI for any previously unpaid tax benefits relating to Tax Benefit Items that were utilized in the Consolidated/Combined Returns.

14.  Indemnity
     ---------

     BAMSI will be indemnified by BAC for any joint and several federal income tax liability incurred during an Affiliation Period which is not attributable to BAMSI.

15.  Miscellaneous Provisions
     ------------------------

     This agreement embodies the entire understanding and agreement of BAC and BAMSI with respect to the allocation and settlement of income taxes.


16.  Effective Date
     --------------

     This agreement is effective for 1996 and all subsequent years.


     In Witness Whereof, the undersigned parties have caused this Agreement to be executed as of the date first above written.


                                    BankAmerica Corporation


                                    By /s/ Barry L. Pyle
                                       ----------------------------------
                                         Barry L. Pyle
                                         Senior Vice President



                                    BA Merchant Services, Inc.


                                    By /s/ Sharif M. Bayyari
                                       ----------------------------------
                                         Sharif M. Bayyari
                                         President and Chief
                                           Executive Officer

                                                                              9.